UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2006

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	333-68630	95-4031807
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

18101 Von Karman Avenue, Suite 1700
Irvine, California  92612
(Address of principal executive offices, including zip code)

949-752-5588
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibits include forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read with Edison Mission Energy’s Annual Report on Form 10-K for the year ended December 31, 2005 as amended by Amendment No. 1 on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q.

Section 8 – Other Events

Item 8.01  Other Events.

On December 12, 2006 Edison Mission Energy’s wholly-owned subsidiary, Midwest Generation LLC, announced that it had reached an agreement in principle with the Illinois Environmental Protection Agency to reduce mercury, nitrogen oxide and sulfur dioxide emissions at Midwest Generation’s Illinois coal-fired power plants.

A copy of the press release announcing the agreement in principle is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Implementation of the agreement will require further regulatory proceedings in order to become effective, and once implemented the agreement will provide reasonable certainty of the timing and amount of emissions reductions which will be required of Midwest Generation’s Illinois plants for these pollutants through 2018.  No assurance can be given that all required regulatory approvals will be received and if not received Midwest Generation will remain subject to existing and future requirements as to emissions of these pollutants.

If the agreement is implemented as contemplated, Midwest Generation will be required to achieve specified emissions reductions through a combination of environmental retrofits or unit shutdowns. The agreement contemplates three phases with each phase relating to one of the pollutants involved. Capital expenditures will be required for each phase.

The first phase involves installing by 2009 activated carbon injection technology for the removal of mercury, a technology which Midwest Generation has been testing at some of its plants. Capital expenditures relating to these controls are currently estimated to be approximately $60 million.

The second phase requires the installation by the end of 2011 of additional controls to remove nitrogen oxide on several units which do not currently have these controls. Capital expenditures for these controls are currently estimated to be approximately $450 million.

Thereafter, during the third phase of the plan, the focus will be on the reduction of sulfur dioxide emissions.  Midwest Generation will be required for several units at its six plants in Illinois either to place controls on these units between 2012 and 2018 for this purpose or to remove them from service.  Midwest Generation will consider many factors in making this choice including, among others, an assessment of the cost and performance of environmental technologies and equipment, the remaining estimated useful life of each affected unit and the market outlook for the prices of various commodities including electrical energy and capacity, coal and natural gas.  In view of the many factors involved,

Midwest Generation has not at this time determined what actions it may take at each affected unit to provide for optimal compliance with the agreement during its third phase.  At this time, however, additional capital expenditures during the third phase of the plan are currently estimated as being in the range of approximately $2.2 billion to $2.9 billion depending on the number of units on which controls are placed versus the number which are removed from service.  For a number of the reasons described above, actual capital expenditures may vary substantially from the above estimates.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

99.1         Press release of Midwest Generation, LLC dated December 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Edison Mission Energy

Date:	December 12, 2006	/s/ W. James Scilacci
W. JAMES SCILACCI Senior Vice President and Chief Financial Officer